Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 22nd day of April 2008, by and between Exar Corporation, a Delaware corporation (the “Company”), and Pedro (Pete) P. Rodriguez, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of April 28, 2008 (the “Effective Date”).

B. The Executive desires to accept such employment on such terms and conditions.

C. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention and Duties.

1.1 Retention. As of the Effective Date, the Company does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. As of the Effective Date, the Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, duties and obligations of management usually vested in the offices of president and chief executive officer of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”). Executive shall comply with the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s employee handbook, personnel policies, and business conduct and ethics policies, as they may change from time to time). The Executive will remain a member of the Board after the Effective Date and may serve as an officer and/or member of the board of directors of one or more of the Company’s subsidiaries or affiliates (and this Agreement shall provide the exclusive compensation for all such services). During the Period of Employment, the Executive shall report solely to the Board. In connection with any termination of the Executive’s employment, unless otherwise requested by the Board, the Executive shall concurrently resign from the Board and from the Board (or other similar body) of any other members of the Company Group (as defined below) on which he then serves.

1.3 No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment; provided, however, that the Company acknowledges that the Executive is a member of the U.S. Navy Reserve and agrees that nothing herein shall prohibit the Executive from performing any legally required Naval Reserve Duty. The Executive’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board, which may not be unreasonably withheld. The Company shall have the right to require the Executive to resign from any board or similar body on which he may then serve if the Board determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. Nothing in this Section 1.3 shall be construed as preventing Executive from engaging in the investment of his personal assets.

1.4 No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) that, except as set forth on Exhibit A hereto, the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity.

1.5 Location. The Executive acknowledges that the Company’s principal executive offices are currently located in Fremont, California. The Executive’s principal place of employment shall be the Company’s principal executive offices. The Executive agrees that he will be regularly present at the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2. Period of Employment. The “Period of Employment” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on the two-year anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives notice, in writing, at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (a “Notice of Non-Renewal”). The phrase “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Providing a Notice of Non-Renewal shall not constitute a breach of this Agreement or a termination for “Good Reason” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3. Compensation.

3.1 Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Executive’s Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Four Hundred Thousand Dollars ($400,000). The Company will review the Executive’s Base Salary at least annually and may adjust the Executive’s Base Salary from the rate then in effect based on such review.

3.2 Incentive Bonus. During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board in its sole discretion, based on the performance objectives established by the Board for that particular period. The Executive’s target Incentive Bonus amount for the 2009 and 2010 fiscal years shall be 87.5% of the Executive’s Base Salary, unless the Board or the Compensation Committee of the Board (the “Compensation Committee”) sets a higher target Incentive Bonus for those years. For fiscal year 2009, the Incentive Bonus shall be pro rated based on the number of days Executive is employed by the Company in fiscal year 2009 divided by 365. In order to earn the Incentive Bonus for any particular fiscal year, the Executive must remain actively and continuously employed through the end of the Company’s fiscal year. The Incentive Bonus shall be subject to applicable withholdings and authorized deductions.

The Executive’s Incentive Bonus shall be payable in accordance with the Company’s Fiscal Year 2009 Executive Incentive Compensation Program. The Executive will participate in establishing his individual performance goals under such program, which he and the Board (or the Compensation Committee of the Board) shall endeavor to agree upon prior to the Effective Date.

3.3 Sign-Up Bonus. Subject to the obligation of the Executive to repay the Signing Bonus (as defined below) under certain circumstances described in this Section 3.3, the Executive shall be eligible to receive a one-time signing bonus in the amount of One Hundred Thousand Dollars ($100,000), less applicable withholdings and deductions (“Signing Bonus”). The Executive must repay the Signing Bonus to the Company within seven (7) days of the Severance Date (as defined below in Section 5.3) if Executive’s employment is terminated (i) by the Executive prior to the earlier of the two-year anniversary of the Effective Date and a Change of Control, (ii) by the Executive after a Change of Control but prior to the two-year anniversary of the Effective Date other than for Good Reason, or (iii) by the Company for Cause.

The Signing Bonus shall be paid to Executive on the Company’s first regularly scheduled payroll date following the Effective Date.

3.4 Stock Option Grants. Subject to this Section 3.4, the Company will grant to the Executive an option (the “Option”) to purchase 560,000 shares of the Company’s Common Stock, effective on the first date following the Effective Date on which the Company’s normal option grant policy would result in grants being effective.

The exercise price per share for the Option will be equal to the fair market value of a share of the Common Stock on the date the Option is granted. The Option will be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code. The Option will vest as follows: 25% of the shares subject to the Option shall vest upon Executive’s completion of one year of active and continuous service to the Company following the Effective Date, and 1/48 of the shares subject to the Option shall vest in 36 equal monthly installments upon completion of each month of active and continuous service thereafter such that Executive shall be fully vested in the Option after four years of continuous service from the Effective Date. The vesting of each installment of the Option will occur only if such vesting date occurs during the Executive’s continued employment by the Company through the respective vesting date. The maximum term of the Option will be seven (7) years from the date of grant of the Option. The Option shall be granted under the Company’s 2006 Equity Incentive Plan (the “Plan”), a copy of which has been provided to the Executive, and shall be subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence the Option (the “Option Agreement”). The Option Agreement shall provide that Executive shall vest in 100% of the then unvested shares subject to the Option in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within 12 months following a Change of Control. The Option Agreement shall be in substantially the form as may be used by the Company to evidence stock option grants for other senior executives made under the Plan at the time of grant.

3.5 Director Compensation. Commencing on the Effective Date, the Executive shall no longer be entitled to receive cash or equity compensation paid to outside directors of the Company and, instead, the Executive shall be compensated exclusively in accordance with the terms of this Agreement. Notwithstanding the foregoing, during the Period of Employment, Executive’s grant of 4,500 restricted stock units issued to Executive in his capacity as a director on October 11, 2007 and any other outstanding equity grants made to the Executive prior to the date hereof shall continue to vest in accordance with, and be subject to, the terms and conditions of the such grants, the grant agreements related thereto (the “Prior Grant Agreements”) and any equity incentive plan pursuant to which each such grant was made.

4. Benefits.

4.1 Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time; provided, however, that the Executive shall not be entitled to a duplication of benefits or payments provided to the Executive pursuant to this Agreement.

4.2 Reimbursement of Business Expenses. The Company shall reimburse Executive for all reasonable business expenses that Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies (including submission of any documentation of such expenses required by such policies) in effect from time to time.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s vacation policies in effect from time to time, including the Company’s policies regarding vacation accruals; provided that the Executive’s rate of vacation accrual during the Period of Employment shall be no less than three (3) weeks per year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4 Naval Reserve Duty Leave. The Company acknowledges that the Executive is a member of the U.S. Navy Reserve and from time to time will be required to perform legally required Naval Reserve Duty. Subject to any additional requirements imposed on the Company by applicable law from time to time, the Executive shall be entitled to take up to three (3) weeks of paid leave per year to fulfill his Naval Reserve Duty obligations, provided that (i) the Executive submits to the Company’s human resources department a true and correct copy of the Naval Reserve Duty orders for any such leave; (ii) the Executive will exercise best efforts to perform his duties as the Company’s President and Chief Executive Officer while he is on Naval Reserve Duty leave; and (iii) the Executive will exercise best efforts to cause the Naval Reserve Duty leave to be taken in increments of seven days or less.

5. Termination.

5.1 Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as defined in Section 5.5), or (ii) with no less than sixty (60) days advance notice to the Executive, without Cause, or (iii) in the event of the Executive’s death (which shall occur automatically upon such death), or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2 Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than sixty (60) days advance notice to the Company; provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice upon the Company failing to cure the event that constitutes Good Reason after the Executive has provided the Company written notice of the event constituting Good Reason and at least a 30-day period to cure.

5.3 Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to herein as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a) The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5);

(b) If, during the Period of Employment Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.5) or Executive’s employment with the Company terminates upon the expiration of the Period of Employment pursuant to a Notice of Non-Renewal given by the Company, and in either case subject to the Executive signing, delivering and not revoking a general release as set forth in Section 5.4, the Company shall provide the following severance benefits to Executive:

(i) The Company shall pay the Executive (in addition to the Accrued Obligations) an amount equal to 100% of the Executive’s Base Salary at the annual rate in effect on the Severance Date. The Company shall pay such amount to the Executive in equal installments, less tax withholdings and other authorized deductions, in accordance with the Company’s normal payroll practices then in effect following the Severance Date through the twelve (12) month anniversary of the Severance Date.

(ii) The Company shall pay the cost of the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Severance Date, for a period commencing on the Severance Date and ending on the earlier to occur of (A) the date the Executive becomes eligible for medical coverage with another employer and (B) the 6-month anniversary of the Severance Date.

(iii) In the event that Executive’s employment with the Company terminates as a result of an Involuntary Termination or a Notice of Non-Renewal delivered by the Company (or its successor) within twelve (12) months following a Change of Control, the Company shall, in addition to the amounts in (i) and (ii) of this Section 5.3(b), (A) pay Executive an amount equal to a pro rated portion of Executive’s target Incentive Bonus for the fiscal year in which the termination occurs; and (B) in accordance with Section 3.4 of this Agreement and the terms and conditions of the Option Agreement, Executive shall fully vest in any unvested shares subject to the Option.

For purposes of clarity, in the event the Executive’s employment terminates upon the expiration of the Period of Employment pursuant to a Notice of Non-Renewal given by the Executive, the Executive shall not be entitled to any payment pursuant to this Section 5.3(b); and in the event the Executive’s employment terminates upon the expiration of the Period of Employment (whether pursuant to a Notice of Non-Renewal given by the Company or the Executive), the Executive’s outstanding options shall continue to be governed in accordance with their terms (including, without limitation, the terms applicable to a termination of the Executive’s employment).

Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under the Confidentiality Agreement and/or Section 7 or 8 of this Agreement at any time, from and after the date of such breach, (x) the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 5.3(b), and (y) the Executive will no longer be entitled to, and the Company will no longer be obligated to make available to Executive or Executive’s spouse or dependents any group health, life or other similar insurance plans or any payment in respect of such plans.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any). In no event shall the Company’s obligations to the Executive exceed the sum of the Accrued Obligations, the benefits provided in Section 5.3(b), if applicable, and the benefits contemplated by this paragraph, regardless of the manner of the Executive’s termination.

5.4 Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or any obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment (including with respect to the Option), the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) (or otherwise accelerate the vesting of any equity-based award in the circumstances as otherwise contemplated by the applicable award agreement) unless and until the release agreement contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b) The Executive agrees that the general release agreement described in Section 5.4(a) will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 5.3(b), as applicable, that the payments contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to his employment or the termination of his employment. The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date.

(b) As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee or director of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony or any other crime which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company.

(c) As used herein, “Change of Control” shall mean (i) any merger or consolidation of the Company in which the stockholders of the Company immediately prior to the transaction do not own more than 50% of the outstanding voting power of the Company (or its successor) immediately after such transaction, (ii) the sale of all or substantially all of the assets of the Company, or (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

(d) As used herein, “Disability” shall mean a physical or mental impairment which, as determined in good faith by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, taking into consideration any reasonable accommodation that does not impose an undue hardship on the Company, for more than 120 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(e) As used herein, “Good Reason” shall mean the occurrence of, without Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction or a material breach of this Agreement by the Company.

(f) As used herein, “Involuntary Termination” shall mean a termination of the Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason within 60 days of the occurrence of the event constituting Good Reason. For purposes of this Agreement, the term Involuntary Termination includes a termination of the Executive’s employment due to the Executive’s death or Disability.

5.6 Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7 Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6. Proprietary Information and Confidentiality Agreement. The Executive shall execute, and comply with the terms and conditions of, the Proprietary Information and Confidentiality Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”).

7. Confidentiality. The Executive shall not at any time (whether during or after the Executive’s employment with the Company), directly or indirectly, other than in the course of the Executive’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined in the Confidentiality Agreement). The Executive agrees that, upon termination of the Executive’s employment with the Company, all Confidential Information in the Executive’s possession that is in written, digital or in other tangible form (together with all copies or duplicates thereof, including any computer or electronically stored files, including but not limited to emails, power point presentations, pdf documents, excel spread sheets and other documents) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Executive by a third party.

8. Anti-Solicitation.

8.1 Business Relationships. During the Period of Employment and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates (collectively, the “Company Group”), to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

8.2 Employees and Consultants. During the Period of Employment and for a period of one (1) year thereafter, the Executive shall not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto, an employee or consultant of an entity within the Company Group who earned annually $25,000 or more as an employee or consultant of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

9. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10. Litigation/Audit Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to the Executive’s employment with or service as a member of the board of directors of any member of the Company Group (collectively, “Litigation”) or (b) any audit of the financial statements of any member of the Company Group with respect to the period of Executive’s employment with the Company (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of any member of the Company Group in a form and within a timeframe requested by the Board, with respect to the financial statements for the period in which Executive was employed by the Company; and (v) turning over to the Company Group any documents relevant to any Litigation or Audit that are or may come into the Executive’s possession. The Company Group shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 10, including lodging and meals, upon Executive’s submission of receipts.

11. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

12. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

13. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

14. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

15. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

16. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Option Agreement and the Prior Grant Agreements, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Subject to Section 19, nothing herein shall affect the validity and continued effectiveness of the indemnification agreement by and between the Executive and the Company dated as of November 2, 2005 (the “Indemnification Agreement”).

17. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19. Arbitration. Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Confidentiality Agreement, the Option Agreement, the Prior Grant Agreements, the Indemnification Agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Alameda County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 19.

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 19, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Section 7 or 8 of this Agreement or in the Confidentiality Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Section 7 or 8 of this Agreement or in the Confidentiality Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

20. Insurance. The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

21. Notices.

21.1 All notices, requests, demands, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any such notice, request, demand, consent or other communication by the Board shall be made based on a resolution duly adopted by the Board (or an authorized committee thereof) and made to the Executive by the then serving Chairman of the Board or any other person authorized by the Board (or such committee) to make such communication. Any notice shall be duly addressed to the parties as follows:

(a)	if to the Company:

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Attn: Board of Directors

with a copy to:

Stephen Sonne, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

(b) if to the Executive, to the address most recently on file in the payroll records of the Company.

21.2 Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 21 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

24. Code Section 409A.

24.1 It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any interest or additional tax imposed under Code Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

24.2 Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Code Section 409A, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six

(6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Corporation therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 24(b) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section 24.2 shall only apply if, and to the extent, required to comply with Code Section 409A.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

“COMPANY”

Exar Corporation, a Delaware corporation

By:	/s/ Richard L. Leza
Name:	Richard L. Leza
Title:	Chairman of the Board

“EXECUTIVE”

/s/ Pedro (Pete) P. Rodriguez
Pedro (Pete) P. Rodriguez